On January 24, 2007, there was a special meeting of the shareholders of the BB&T Large Cap Growth
Fund (Growth Fund) and the BB&T Large Cap Fund
(Large Cap Fund). The purpose of the meeting was:
(1) to consider and act upon a Plan of
Reorganization (Reorganization Plan) adopted by
BB&T Funds providing for the transfer of all the assets of the Growth Fund in exchange the Large
Cap Fund and the assumption by the  Large Cap
Fund of all the liabilities of the Growth Fund, followed by the dissolution and liquidation of the Growth Fund and the distribution of Shares of the Large Cap Fund to the shareholders of the Growth Fund, and (2) to transact such other business as may properly come before the Special
Meeting or any adjournment thereof. A description of the proposal and the number of shares voted is as follows:

1.	To consider and act upon a Plan of
Reorganization (Reorganization Plan) adopted by
BB&T Funds providing for the transfer of all the assets of the Growth Fund in exchange the Large
Cap Fund and the assumption by the Large Cap Fund of all the liabilities of the Growth Fund, followed by the dissolution and liquidation of the Growth Fund and the distribution of Shares of the Large Cap Fund to the shareholders of the Growth Fund.

AFFIRMATIVE	 	AGAINST 	ABSTAIN
15,782,589		5,316		5,462